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                                                                    Exhibit 11

                             INTEG INCORPORATED
                  STATEMENT RE: COMPUTATION OF NET LOSS PER
                     COMMON AND COMMON EQUIVALENT SHARE



                                                                                                      Period from
                                         Three Months Ended              Nine Months Ended           April 3, 1990
                                            September 30                    September 30            (Inception) to
                                   ------------------------------  ------------------------------    September 30
                                        1997           1996             1997           1996              1997
                                   -------------- ---------------  -------------- ---------------  -----------------
Primary Earnings Per Share:

Average shares outstanding              9,312,865      9,270,125        9,296,197      3,411,299          1,804,646

SAB No. 83 shares -
shares convertible into common
stock and stock options and
warrants granted at exercise
prices less than the initial
public offering price during
the 12 months preceding the
initial public offering using
the treasury method                             -              -                -        550,036          1,318,601
                                    -------------- --------------   -------------- --------------   ----------------

Total                                   9,312,865      9,270,125        9,296,197      3,961,335          3,123,247
                                    ============== ==============   ============== ==============   ================

Net loss                              ($2,535,397)   ($2,187,796)     ($7,520,627)   ($6,117,329)      ($26,394,584)
                                    ============== ==============   ============== ==============   ================

Net loss per share                         ($0.27)        ($0.24)          ($0.81)        ($1.54)            ($8.45)
                                    ============== ==============   ============== ==============   ================




Fully-Diluted Earnings Per Share

Average shares outstanding              9,312,865      9,270,125        9,296,197      3,411,299           1,804,646

SAB No. 83 shares - shares
convertible into common stock
and stock options and warrants
granted at exercise prices less
than the initial public offering
price during the 12 months
preceding the initial public
offering using the treasury
method                                          -              -                -        550,036           1,318,601


Assumed conversion of all
series of convertible
preferred stock                                 -              -                -      3,869,094           1,720,591
                                    -------------- --------------  -------------- ---------------   -----------------

Total                                   9,312,865      9,270,125        9,296,197      7,830,429           4,843,838
                                    ============== ==============  ============== ==============    ================

Net loss                              ($2,535,397)   ($2,187,796)     ($7,520,627)   ($6,117,329)       ($26,394,584)
                                    ============== ==============  ============== ==============    ================

Net loss per share                         ($0.27)        ($0.24)          ($0.81)        ($0.78)             ($5.45)
                                    ============== ==============  ============== ==============    ================
